Amendment No. 2 to Escrow Agreement


This Amendment No. 2 to Agreement (this "Amendment") is dated as of December 20, 2000 (the "Amendment Date"), between Mag-Well Inc. (the "Entity") and The Chase Manhattan Bank (the "Escrow Agent") (f/k/a Chase Bank of Texas, National Association).

     WHEREAS, Entity and Escrow Agent have entered into that
certain   Escrow  Agreement,  dated  March  21,  2000   (the
"Agreement"), pursuant to which the Escrow was established;

     WHEREAS, Section 23 of the Agreement provides that the Agreement may be amended by an instrument in writing executed by the Entity and Escrow Agent;

     NOW,   THEREFORE,  in  consideration  of   the   mutual
covenants and conditions herein contained, and other good and valuable consideration, the parties hereto agree as follows:

     1. Amendment to Agreement. Effective as of the Amendment Date, the Agreement is hereby amended as follows:

          (a) From and after the Amendment Date, Section 4(B) of the Agreement has been amended to reflect that the offering will be closed upon either 365 days from the date of effectiveness without further comments or the maximum offering is achieved.

Except as provided in this Amendment, the terms of the Agreement shall remain in full force and effect.


The Chase Bank

By:  /s/ Greg Campbell

Name:     Greg Campbell

Title:    Assistant Vice President & Trust Officer


Mag-Well Inc.

By:  /s/ William W. Dillard, Jr.

Name:     William W. Dillard, Jr.

Title:    President